Exhibit 99.1
MDU Resources Announces Launch of Knife River Holding Company’s Notes Offering in Connection With Anticipated Knife River Spinoff

BISMARCK, N.D. — April 10, 2023 — MDU Resources Group, Inc. (NYSE: MDU) today announced that Knife River Holding Company, a wholly owned subsidiary of MDU Resources, has launched an offering of notes due 2031, subject to market conditions and other customary factors, in connection with the previously announced spinoff of Knife River Corporation into a separate publicly traded company.

The notes will be issued by MDU Resources’ wholly owned subsidiary, Knife River Holding Company, which in connection with the anticipated spinoff will be the new parent company for Knife River Corporation.

The notes will be offered, in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), only to persons reasonably believed to be qualified institutional buyers and, pursuant to Regulation S under the Securities Act, only to non-U.S. persons outside the United States. The notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or in a transaction not subject to the registration requirements of the Securities Act or any state securities laws.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 and the S&P High-Yield Dividend Aristocrats indices, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, contact the Investor Relations Department at investor@mduresources.com.

About Knife River
Knife River Corporation mines aggregates and markets crushed stone, sand, gravel and related construction materials, including ready-mix concrete, asphalt and other value-added products. It also distributes cement and asphalt oil. It performs integrated contracting services.

Exhibit 99.1

Forward-Looking Statement
The information in this release includes certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements contained in this release, including statements about the planned separation of Knife River Corporation and the future state of MDU Resources, are expressed in good faith and are believed by the company to have a reasonable basis. Nonetheless, actual results may differ materially from the projected results expressed in the forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from those expressed in the forward-looking statements, refer to Item 1A-Risk Factors in MDU Resources' most recent Form 10-K.

Media Contacts: Laura Lueder, MDU Resources manager of communications and public relations, 701-530-1095
Tony Spilde, Knife River senior director of communications, 541-213-0947
Investor Contact: Brent Miller, director of financial projects and investor relations, 701-530-1730